AMENDMENT NO 1, dated as of December 5, 2006 (this “Amendment”), to the PURCHASE AND SALE AGREEMENT, dated as of November 27, 2006 (the “PSA”), among GRAFTECH INTERNATIONAL LTD., a Delaware corporation (“GTI”), UCAR HOLDINGS, a French société par actions simplifiée (“UCAR Holdings”), UCAR SNC, a French société en nom collectif (“SNC”), and ALCAN FRANCE, a French société par actions simplifiée (formerly known as Pechiney) (“Buyer”, and together with GTI, UCAR Holdings and SNC, the “Parties”).

WITNESSTH

WHEREAS, the Parties desire to amend the PSA;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.                Capitalized terms that are used, but not defined, herein shall have the meanings assigned to them in the PSA.

2.                The definition of “Net Available Cash” is amended to add after the words “checks received but not yet deposited or cleared” the words “, wire transfers initiated but not yet credited”.

3.                The following definition is added to Section 1.1: “Deemed Effective Time” shall mean the open of business on December 1, 2006.

4.                Section 3.6(a) shall be amended to read:

a.                Prior to the Closing, the Principals shall cause Carbone Savoie to pay (or Buyer shall pay on Carbone Savoie’s behalf) to CS Brazil Operating by wire transfer the purchase price under the Brazil Purchase Agreement (and the Transactional Taxes payable with respect to the purchase price of the Brazil Transferred Assets), and, at the Closing, Buyer shall reimburse to Carbone Savoie the amount of such Transactional Taxes (unless previously paid by Buyer on behalf of Carbone Savoie).

Immediately after the payment of the purchase price under the Brazil Purchase Agreement, the Principals or GTI, as the case may be, shall:

i.                 first, cause Carbone Savoie to cause CS Brazil Operating to reserve (from the cash and cash equivalents then held by it, including such payment of purchase price and Transactional Taxes) the aggregate amount necessary to pay Transactional Taxes payable with respect to the purchase of the Brazil Purchased Assets and the amount of CPMF Tax and other Tax payable by CS Brazil Operating with respect to the repayment in full of the Indebtedness for Borrowed Money owed by CS Brazil Operating to Carbone Savoie (the “Brazil Subsidiary Loan”);

ii.                second, cause Carbone Savoie to cause CS Brazil Operating to discharge all of its trade or other payables, whether or not then due, and all of its other known

Liabilities, except Liabilities (x) in respect of customer Claims and other Claims with respect to products sold by CS Brazil Operating (which Carbone Savoie will assume, to the extent not already responsible therefor), (y) in respect of Proceedings or (z) in respect of Taxes, other than those Taxes referred to in clause (i) above; and

iii.               third, within five Business Days cause CS Brazil Operating to repay Carbone Savoie the interest on, and principal amount then outstanding of, the Brazil Subsidiary Loan.

b.                The Principals, or GTI if the repayment occurs after the Closing Date, shall cause CS Brazil Operating to timely register the repayment of the Brazil Subsidiary Loan with the Central Bank of Brazil.

c.                No amount paid to CS Brazil Operating pursuant to this Section 3.6 shall reduce the amount payable to (or increase the amount payable by) GTI and its subsidiaries at the Closing pursuant to the terms of Section 2.5, 2.6 or 2.7.

d.                For purposes of determining Estimated Net Available Cash and Final Net Available Cash, the amount to be received by Carbone Savoie pursuant to Section 3.6(a)(iii) shall be included as cash in the calculation of Estimated Net Available Cash and Final Net Available Cash; provided, however, that, if Buyer shall have paid on Carbone Savoie’s behalf the purchase price of the Brazil Machining Assets, for purposes of determining Estimated Net Available Cash and Final Net Available Cash, only the excess of the amount to be received by Carbone Savoie pursuant to Section 3.6(a)(iii) over the purchase price of the Brazil Machining Assets shall be so included; provided further, that, in respect of the Brazil Subsidiary Loan, in the event the reimbursement thereof shall not have been effectuated by CS Operating to Carbone Savoie within five Business Days of the Closing Date, GTI hereby irrevocably, unconditionally and absolutely commits to paying such amount on behalf of CS Operating without delay. The Intercompany A/P Payable by Carbone Savoie and Intercompany A/R Owed to Carbone Savoie shall be determined on the basis that the actions set forth in Section 3.6(a) have been completed.

5.                Sections 2.1(c)(ii), (iii) and (iv) is each amended to delete the text thereof and replace it with “Reserved”.

6.                Section 2.1(d) is amended to delete the words after “for consideration of” and insert “(i) the sum of (w) cash of CS Brazil Operating, (y) accounts receivable of CS Brazil Operating, (w) the Inventory of CS Brazil Operating and (z) the purchase price of the Brazil Machining Assets less the sum of (1) the principal amount of the Brazil Subsidiary Loan and (2) all trade and other payables of CS Brazil Operating (as estimated in the Closing Estimates)”.

7.                Section 6.3(d) is amended to delete the word “or” appearing at the end of clause (iii) of such Section, to add the clause: “or (v) from failing to make any payment with respect to the Business after the Deemed Effective Time until December 6, 2006” and to add the following sentence: “Buyer agrees that, if any payments are made during the period covered by the preceding clause (v) by GTI or any subsidiary (other than a CS Company) and the Closing shall occur on or prior to December 5, 2006, Buyer shall cause Carbone Savoie to reimburse GTI the amount of such payment.”

8.                Section 3.1(a) is amended to replace the words in the first sentence starting with “December 29, 2006” with “November 30, 2006, or on such other date at such other place as the Principals may agree; provided, however, that, if the Closing shall occur on or before December 5, 2006, the Closing shall be deemed to have occurred (for the respective Principal’s financial statement purposes) as of the Deemed Effective Time”.

9.                With respect to Section 2.4(h), the Parties have agreed that:

(i)                          GTI and its subsidiaries (other than Carbone Savoie) shall be responsible thereunder for (but only for) liabilities and obligations which have been billed to Carbone Savoie in connection with the toll manufacturing of Cathodes (whether or not included in the Estimated Intercompany A/P Payable by Carbone Savoie) or in connection with any other arrangement between GTI and its subsidiaries (other than Carbone Savoie) on the one hand and Carbone Savoie on the other hand, but only to the extent that such billings shall have been paid (including payment through settlement of the Estimated Intercompany A/P Payable by Carbone Savoie) on or prior to the Closing, or are paid after the Closing, by Carbone Savoie (including in respect of end of year premium and vacation premium set forth on Exhibit A attached to this Amendment);

(ii)                         notwithstanding anything contained in the preceding clause (i) or any other provision of the PSA to the contrary, GTI and its subsidiaries (other than Carbone Savoie) shall not be responsible under Section 2.4(h) for liabilities and obligations (x) relating to accrued vacation or to Statutory Retirement Benefits or (y) which are liabilities to third parties that are recorded as such on the books and records of Carbone Savoie prior to the Closing;

(iii)                         the amount of the Estimated Intercompany A/P Payable by Carbone Savoie to be paid at Closing shall be reduced by the estimated amount of the material liabilities included therein that are subject to Section 2.4(h) as set forth in the flow of funds memorandum attached as Exhibit B to this Amendment;

(iv)                        the estimated amount described in the preceding clause (iii) shall be reconciled to actual amounts (which reconciliation shall include corresponding payments between the Parties) in the same manner and at the same time as the Estimated Intercompany A/P Payable by Carbone Savoie pursuant to Section 2.7;

(v)                         other liabilities which are subject to Section 2.4(h) and are included the Estimated Intercompany A/P Payable by Carbone Savoie paid at Closing shall also be reconciled, based on actual amounts (which reconciliation shall include corresponding payments between the Parties), in the same manner and at the same time as the Estimated Intercompany A/P Payable by Carbone Savoie pursuant to Section 2.7; and

(vi)                        any Liability for which Carbone Savoie or Buyer is reimbursed by GTI and its subsidiaries (other than Carbone Savoie) pursuant to the preceding clause (iii), (iv) or (v), or otherwise, shall upon such reimbursement become an Assumed Liability and cease to be a Liability subject to Section 2.4(h).

10.              The Excluded Liabilities shall include all Liabilities of SNC arising pursuant to any compulsory profit sharing scheme (Accord de participation) or optional incentive scheme (Accord d'intéressement) payable in respect of any Transferred SNC Employees for the period prior to the Closing Date.

11.              THE VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

12.              This Amendment may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument. This Amendment shall become effective and be deemed to have been executed and delivered by all of the Parties at such time as counterparts shall have been executed and delivered by each of the Parties, regardless of whether each of the Parties has executed the same counterpart. It shall not be necessary when making proof of this Amendment to account for any counterparts other than a sufficient number of counterparts which, when taken together, contain signatures of all of the Parties. Facsimile signatures hereto shall be as effective as originals.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Amendment as of the date first above written.

ALCAN FRANCE

By:

Name:

Title:

GRAFTECH INTERNATIONAL LTD.

By:

Name:

Title:

UCAR HOLDINGS

By:

Name:

Title:

UCAR SNC

By:

Name:

Title:

EXHIBIT A

Cash items at closing time
All in € M

Item	Liability for transferred people	Period	Cash		Charge to CS at Nov 30	CS owes	SNC owes
			Date	Amount

Vacation premium [PV]	CS	Jan to Dec 06	June 06	570,229.50	513,015.88	57,213.62

End of Year premium [GRAT]	CS	Jan to Dec 06	Dec 06	1,119,288.32	1,026,014.30		1,026,014.30

EXHIBIT B

[ATTACH FUNDS FLOW SPREADSHEET]